Exhibit 10.1

BorgWarner Inc.
Executive Severance Plan

Effective as of May 28, 2024

Exhibit 10.1

Exhibit 10.1

ARTICLE I

Exhibit 10.1
ARTICLE I
BACKGROUND, PURPOSE AND TERM OF PLAN
Section I.1Purpose of the Plan. The purpose of the Plan is to provide Eligible Employees with certain compensation and benefits in the event the Eligible Employee’s employment is terminated by the Company or an Affiliated Company without Cause or by the Eligible Employee for Good Reason. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of 29 C.F.R. s. 2510.3-2(b). Accordingly, the benefits paid by the Plan are not deferred compensation and no employee shall have a vested right to such benefits.
Section I.2Term of the Plan. The Plan shall be effective as of the Effective Date, provided that it shall only become effective for an Affiliated Company as of the date such Affiliated Company first has an Employee who is a Participant in the Plan. The Plan shall continue until terminated pursuant to Article VII of the Plan.
Section I.3Status under Code Section 409A. It is intended that the benefits payable hereunder shall, to the maximum extent possible, be exempt from Code Section 409A pursuant to the “short-term deferral” exception and the “separation pay” exception thereunder, and that any amounts that do not qualify for such exemptions be compliant with Code Section 409A, including any applicable irrevocable deferral elections. The Plan shall be interpreted, to the maximum extent possible, consistent with such intent.
ARTICLE II
DEFINITIONS
Section II.1“Affiliated Company” is (a) any corporation or business located in and organized under the laws of one of the United States which is a member of a controlled group of corporations or businesses (within the meaning of Code section 414(b) or (c)) that includes the Company, but only during the periods such affiliation exists, or (b) any other entity in which the Company may have a significant ownership interest, and which the Plan Administrator determines shall be an Affiliated Company for purposes of the Plan.
Section II.2“Alternative Position” shall mean a position with the Company or any Affiliated Company that offers the Employee pay and benefits that are comparable in the aggregate to the Employee’s current position (disregarding any previous assignment to the Employee of duties that would constitute grounds for a Good Reason resignation). The Plan Administrator has the exclusive discretionary authority to determine whether a position is an Alternative Position.
Section II.3“Board” shall mean the Board of Directors of the Company or any successor thereto.
Section II.4“Cash Severance” shall equal the amount described in Section 4.01.
Section II.5“Cause” shall mean an Employee’s (a) conviction of, or entering a guilty plea, no contest plea or nolo contendre plea to any felony or to any crime involving dishonesty or moral turpitude under Federal law or the law of the state in which such action occurred, (b) commission of any material act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliated

Exhibit 10.1
Companies or any of the customers, vendors or suppliers of the Company or its Affiliated Companies, (c) dishonesty in the course of fulfilling the Employee’s employment duties, (d) misappropriation of material funds or assets of the Company for personal use or any act of theft or fraud as determined by the Company, (e) engagement in harassment or discrimination based on a legally protected status with respect to any employee of the Company or any of its subsidiaries, (f) breach of material Company policy, (g) refusal to perform lawful duties as directed in good faith by the Company, (h) willful and deliberate failure to perform the Employee’s employment duties in any material respect, (i) substantial or repeated neglect of duties (even if not willful and deliberate) after notice and an opportunity to cure, (j) gross negligence or willful misconduct that results or is reasonably expected to result in substantial harm to the Company (either singly or on a consolidated basis), or (k) breach of written obligations to the Company or any subsidiary in respect of confidentiality and/or the use or ownership of proprietary information.
Section II.6“Change of Control Employment Agreement” shall mean an Employee’s Change of Control Employment Agreement or any similar successor agreement, as may be amended from time to time.
Section II.7“Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a specified provision of the Code shall include any successor provision thereto and the regulations promulgated thereunder.
Section II.8“Committee” shall mean the Compensation Committee of the Board, or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms. The Committee may delegate all or any portion of its authority under the Plan to an individual or another committee.
Section II.9“Company” shall mean BorgWarner Inc. unless it is otherwise clear from the context, references to the Company shall generally include all Affiliated Companies.
Section II.10“Compensation Recovery Policy” shall mean the BorgWarner Inc. Compensation Recovery Policy, as may be amended from time to time.
Section II.11“Effective Date” shall mean May 28, 2024.
Section II.12“Eligible Employee” shall mean an Employee of the Company or an Affiliated Company who is designated in writing by the Board or the Committee as an Eligible Employee and notified of such designation. The Board or the Committee may, unless such Employee has then provided written notice to the Company of the existence of a condition constituting Good Reason, remove any

Exhibit 10.1
Employee’s designation as an Eligible Employee upon sixty (60) days’ advance written notice to such Employee, after which such Employee shall no longer be eligible for Severance Benefits under this Plan.
Section II.13“Employee” shall mean an individual employed by the Company or an Affiliated Company as a common law employee.
Section II.14“Employer” shall mean the entity that employs the Participant, which may be the Company or an Affiliated Company.
Section II.15“Employment Agreement” shall mean any employment, severance, or similar agreement (including any offer letter) between the Company or Affiliated Company, on the one hand, and an Eligible Employee, on the other hand.
Section II.16“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. Any reference to a specified provision of ERISA shall include any successor provision thereto and the regulations promulgated thereunder.
Section II.17“Good Reason” shall mean, with respect to an Eligible Employee:
(a)a material reduction in the Employee’s base compensation other than as a result of a reduction in compensation that is part of, and is at a rate consistent with, a reduction in the compensation paid to a majority of Company executives;
(b)the assignment to the Employee of duties inconsistent with, and representing a material diminution of, the Employee’s authority, duties or responsibilities as performed by the Employee on the date such Employee first becomes an Eligible Employee, excluding: (i) an isolated, insubstantial and inadvertent action, not taken in bad faith, and which is remedied by the Company promptly after receipt of notice thereof given by the Employee, or (ii) a change of authority, duties or responsibilities due to a Company reorganization or as part of a broad reassignment of authority, duties or responsibilities among management; or
(c)any material breach by the Company of a material compensation arrangement with the Employee, other than: (i) an isolated, insubstantial, and inadvertent failure, not occurring in bad faith, and which is remedied by the Company promptly after receipt of notice thereof given by the Employee, or (ii) as a result of a reduction in compensation that is part of, and is at a rate consistent with, a reduction in the compensation paid to a majority of Company executives.

Notwithstanding the foregoing, a Separation from Service will constitute a termination of employment by an Employee for Good Reason only if (x) the Employee provides written notice to the Company of the existence of the condition constituting Good Reason under paragraphs (a)-(c) above within ninety (90) days of the initial existence of the condition, (y) the Company does not remedy the condition within thirty (30) days after receiving such notice and (z) the Employee resigns within thirty (30) days after the expiration of the Company’s cure period.

Exhibit 10.1
Section II.18“Management Incentive Plan” shall mean the BorgWarner Inc. Management Incentive Plan, as may be amended from time to time.
Section II.19“Participant” shall mean any Eligible Employee who meets the requirements of Article III and thereby becomes eligible for Severance Benefits under the Plan.
Section II.20“Plan” means this BorgWarner Inc. Executive Severance Plan, as may be amended from time to time.
Section II.21“Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator for the Plan, the Plan Administrator shall be the Chief Human Resources Officer of BorgWarner Inc. (or the equivalent). Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to Severance Benefits under the Plan, the Chair of the Committee shall act as the Plan Administrator for purposes of administering the terms of the Plan. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).
Section II.22“Qualifying Termination” shall mean a Separation from Service that is a termination of employment by an Employee for Good Reason or termination of employment by the Company without Cause.
Section II.23“Recent Average Bonus” shall mean the average of the bonuses paid or payable to the Employee under the Management Incentive Plan, or any comparable annual bonus under any predecessor or successor plan, in respect of the last three full fiscal years prior to the Separation from Service Date (or, if the Employee was first employed by the Company after the beginning of the earliest of such three fiscal years, the average of the bonuses paid or payable under such plan(s) in respect of the fiscal years ending before the Separation from Service Date during which the Employee was employed by the Company, with such bonus being annualized with respect to any such fiscal year if the Employee was not employed by the Company for the whole of such fiscal year). If the Employee has not been eligible to earn such a bonus for any period prior to the Separation from Service Date, the “Recent Average Bonus” shall mean the Employee’s target annual bonus for the year in which the Separation from Service Date occurs.
Section II.24“Release” shall mean a separation agreement and general release of claims or similar document, which may contain restrictive covenants, as determined by the Plan Administrator in its sole and absolute discretion.
Section II.25“Separation from Service” shall have the meaning given in Code Section 409A(a)(2)(A)(i). A Separation from Service occurs when the facts and circumstances indicate that the Company and the Participant reasonably anticipate that no further services will be performed for the Company or any Affiliated Company after a certain date or that the level of services the Participant would perform after such date would permanently decrease to no more than 20% of the average level of services performed over the immediately preceding 36-month period. For clarity, a transfer of employment from

Exhibit 10.1
the Company to an Affiliated Company, or from one Affiliated Company to another, shall not be considered a Separation from Service.
Section II.26“Separation from Service Date” shall mean, with respect to a Participant, the date on which such Participant experiences a Separation from Service.
Section II.27“Severance Benefits” shall mean the benefits that a Participant is eligible to receive pursuant to Article IV.
Section II.28“TIP” shall mean the BorgWarner Inc. Transitional Income Plan, as may be amended from time to time.
ARTICLE III
ELIGIBILITY FOR BENEFITS
Section III.1Eligibility to Receive Benefits. Subject to Section 3.02 and Section 9.04, each Eligible Employee who satisfies all of the following conditions shall be eligible to receive the Severance Benefits described in the Plan:
(a)The Eligible Employee incurs a Qualifying Termination after the Effective Date;
(b)If the Qualifying Termination is a termination of employment by the Company without Cause, then, if required by the Employer, the Eligible Employee remains employed and continues to adequately perform his or her job responsibilities through the job-end date specified in a notice of termination (or, if earlier, through the date that the Employer no longer desires the Eligible Employee’s services); and
(c)Within forty-five (45) days after the Eligible Employee’s Separation from Service Date, the Eligible Employee executes (and does not revoke) a Release in the form provided by the Plan Administrator and complies with all the terms and conditions of such Release including: (i) compliance with applicable restrictive covenant provisions; (ii) authorization of the deduction of amounts owed to the Company from the amount of any Severance Benefits otherwise due hereunder; and (iii) any other condition the Plan Administrator determines in good faith is necessary to effectuate such Separation from Service.
Section III.2Ineligibility for Benefits . An Eligible Employee will not be eligible to receive Severance Benefits under any of the following circumstances:
(a)The Eligible Employee does not satisfy one or more of the conditions set forth in Section 3.01;
(b)The Eligible Employee continues in employment with the Company or an Affiliated Company or has the opportunity to continue in employment in the same or in an Alternative Position with the Company or an Affiliated Company, including continued employment with a former Affiliated Company immediately following a spin-off, split-off sale or other divestiture of such former Affiliated Company from the Company;
(c)The Eligible Employee’s employment terminates as a result of a sale of stock or assets of the Employer or the Company, a merger, a consolidation, the creation of a joint venture or a sale or outsourcing of a business unit or function, or other transaction, and the Eligible

Exhibit 10.1
Employee accepts employment, or has the opportunity to continue employment in an Alternative Position, with the purchaser, joint venture, or other acquiring or outsourcing entity, or a related entity of either the Company or the acquiring entity; or
(d)The Committee determines the Eligible Employee violated any provision of the Plan or the Eligible Employee’s Release.
Section III.3Military Leave. An Eligible Employee returning from approved military leave will be eligible for Severance Benefits if: (i) he or she is eligible for reemployment under the provisions of the Uniformed Services Employment and Reemployment Rights Act (USERRA); (ii) his or her pre-military leave job is eliminated; and (iii) the Employer’s circumstances are changed so as to make reemployment in another position impossible or unreasonable, or re-employment would create an undue hardship for the Employer. If the Eligible Employee returning from military leave qualifies for Severance Benefits, his or her severance benefits will be calculated as if he or she had remained continuously employed from the date he or she began his or her military leave. The Eligible Employee must also satisfy any other relevant conditions for payment, including execution of a Release.
ARTICLE IV
SEVERANCE BENEFITS
Section I.1Cash Severance. Upon a Participant’s Qualifying Termination, to the extent the Participant is eligible for Severance Benefits under Article III, the Company shall pay to the Eligible Employee in a lump sum in cash within seventy-four (74) days after the Separation from Service Date the aggregate of the following amounts:
(a)the sum of (i) the Eligible Employee’s annual base salary through the Separation from Service Date to the extent not theretofore paid, (ii) the Eligible Employee’s business expenses that are reimbursable pursuant to the Company’s business expense reimbursement policy but that have not been reimbursed by the Company as of the Separation from Service Date; (iii) the Eligible Employee’s annual bonus for the fiscal year immediately preceding the fiscal year in which the Separation from Service Date occurs, if such bonus has been determined but not paid as of the Separation from Service Date; (iv) any accrued vacation pay to the extent not theretofore paid; and (v) an amount equal to the product of (A) the Recent Average Bonus multiplied by (B) a fraction, the numerator of which is the number of days in the current fiscal year through the Separation from Service Date, and the denominator of which is 365 (the “Pro Rata Bonus”); and
(b)the amount equal to the product of (1) one and one-half multiplied by (2) the sum of (x) the Eligible Employee’s annual base salary as in effect as of the Separation from Service Date plus (y) the Recent Average Bonus.

Notwithstanding the foregoing provisions, in the event that the Eligible Employee is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Separation from Service Date), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable and benefits that would otherwise be provided under Section 4.01(b) during the six-month period immediately following the Separation from Service Date shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the

Exhibit 10.1
Code determined as of the Separation from Service Date, or provided on the first business day after the date that is six months following the Eligible Employee’s Separation from Service Date.
Section IV.1Welfare Benefits.
(a)For eighteen (18) months following an Eligible Employee’s Qualifying Termination (the “Benefits Period”), to the extent the Participant is eligible for Severance Benefits under Article III, the Company shall provide the Eligible Employee and his or her eligible dependents with medical and dental insurance coverage (the “Health Care Benefits”) (i) no less favorable to those which the Eligible Employee and his or her spouse and eligible dependents were receiving immediately prior to the Separation from Service Date or (ii) if more favorable to such persons, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.
(b)The Health Care Benefits shall, to the extent reasonably practicable, be provided during the Benefits Period in such a manner that such benefits are excluded from the Eligible Employee’s income for federal income tax purposes. However, if the Eligible Employee becomes re-employed with another employer and is eligible to receive health care benefits under another employer-provided plan, the health care benefits provided hereunder shall be secondary to those provided under such other plan during such applicable period of eligibility.
(c)The receipt of the Health Care Benefits shall be conditioned upon the Eligible Employee continuing to pay the Applicable COBRA Premium (as defined below) with respect to the level of coverage that the Eligible Employee has elected for the Eligible Employee and the Eligible Employee’s spouse and eligible dependents. For purposes of the foregoing, “Applicable COBRA Premium” means the monthly premium in effect from time to time for coverage provided to former employees under Section 4980B of the Code and the regulations thereunder with respect to a particular level of coverage.
(d)During the portion of the Benefits Period in which the Eligible Employee and his or her eligible dependents continue to receive coverage under the Company’s Health Care Benefits plans, the Company shall pay to the Eligible Employee a monthly amount equal to the Applicable COBRA Premium in respect of the maximum level of coverage that the Eligible Employee could have elected to receive for the Eligible Employee and the Eligible Employee’s spouse and eligible dependents if the Eligible Employee were still an employee of the Company during the Benefits Period (regardless of what level of coverage is actually elected), which payment shall be paid in advance on the first payroll day of each month, commencing with the month immediately following the Eligible Employee’s Separation from Service Date.
Section IV.2Equity Awards.
(a)Restricted Stock and Restricted Stock Units. Upon a Qualifying Termination to the extent the Participant is eligible for Severance Benefits under Article III, and subject to Section 9.04, a pro rata portion of any then-unvested shares of restricted stock and then-unvested time-vesting restricted stock units held by the Participant, as of the Separation from Service Date, will immediately vest. The pro rata portion shall be calculated by the Plan Administrator in its sole and absolute discretion. Subject to Section 9.04, any shares of restricted stock or time-vesting restricted stock units that do not vest on a pro rata basis in accordance with the preceding

Exhibit 10.1
sentence shall be automatically and immediately be forfeited without payment on the Separation from Service Date.
(b)Performance Shares and Performance Stock Units. Upon a Qualifying Termination to the extent the Participant is eligible for Severance Benefits under Article III, and subject to Section 9.04, all then unearned or unvested performance shares, performance stock units and performance-vesting restricted stock units shall be automatically and immediately forfeited without payment as of the Separation from Service Date.
(c)Stock Options and Stock Appreciation Rights. Upon a Qualifying Termination to the extent the Participant is eligible for Severance Benefits under Article III, and subject to Section 9.04, the unvested portion of all stock options and stock appreciation rights shall be automatically and immediately forfeited without payment as of the Separation from Service Date; provided that the Participant shall be entitled to exercise the vested portion of such award to the extent provided by, and accordance with, the terms of the award agreement.
Section IV.3Outplacement. If the Participant has a Qualifying Termination to the extent the Participant is eligible for Severance Benefits under Article III, then the Company shall, at its sole expense as incurred, provide the Participant with outplacement services the scope and provider of which shall be selected by the Participant in the Participant’s sole discretion, but the cost thereof shall not exceed $40,000; provided, further, that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Separation from Service Date. For the avoidance of doubt, the outplacement benefit in this Section 4.04 is limited to the Company’s payment for outplacement services actually provided, and Participant shall have no right to any payment in lieu of outplacement services.
Section IV.4Limitation on Benefits.
(a)Anything in this Plan to the contrary notwithstanding, in the event the independent accounting firm then used by the Company or such other nationally recognized certified public accounting firm as may be designated by the Participant (the “Accounting Firm”) shall determine that receipt of all payments, distributions or benefits provided by the Company or the affiliated companies in the nature of compensation to or for the Participant’s benefit, whether paid or payable pursuant to this Plan or otherwise (a “Payment”), would subject the Participant to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan (the “Plan Payments”) to the Reduced Amount (as defined below). The Plan Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Participant’s Plan Payments were reduced to the Reduced Amount. If the Accounting Firm determines that the Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Participant’s Plan Payments were so reduced, the Participant shall receive all Plan Payments to which the Participant is entitled under this Plan.
(b)If the Accounting Firm determines that aggregate Plan Payments should be reduced to the Reduced Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 4.05 shall be binding upon the Company and the Participant and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the Separation from Service Date. For purposes of reducing the Plan Payments to the Reduced

Exhibit 10.1
Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. The reduction hereunder of the amounts payable, if applicable, shall be made by reducing the Payments in the following order to the extent such Payments have not already been made at the time the reductions hereunder have become applicable: (i) the Payment with the higher ratio of the parachute payment value (as determined for purposes of Code Section 280G) to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a Payment with a lower ratio; (ii) the Payment with the later possible payment date shall be reduced or eliminated before a Payment with an earlier payment date; and (iii) cash Payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409A of the Code, then the reduction shall be made pro rata among the Payments on the basis of the relative present value of the Payments. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(c)As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Plan which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, the Participant shall pay any such Overpayment to the Company together with Interest; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent such payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Participant together with Interest.
(d)For purposes hereof, the following terms have the meanings set forth below:
(i) “Reduced Amount” shall mean the greatest amount of Plan Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Plan Payments pursuant to Section 4.05(a).
(ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Participant in the relevant tax year(s).

Exhibit 10.1
(e)To the extent requested by the Participant, the Company shall cooperate with the Participant in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including without limitation, the Participant agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of Section 280G of the Code), such that payments in respect of such services (or refraining from performing such services) may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of Section 280G of the Code in accordance with Q&A-5(a) of Section 280G of the Code.
ARTICLE V
PAYMENT TERMS
Section V.1Method of Payment. All payments shall be made in the form of a check mailed to the Participant’s home address, direct deposit to the Participant’s bank account or such other reasonable method, as determined by the Plan Administrator. The Participant shall be responsible for notifying the Company of any changes to his or her address or financial institution and account number, as applicable.
Section V.2Responsibility for Payment. Each Employer shall be solely responsible for making payments under the Plan to the Participants that it employs. The Company shall not be responsible for making or guaranteeing payments to any Participant that is employed by one of its subsidiaries.
Section V.3Withholding of Taxes and Other Amounts. The Employer shall deduct and withhold from any Severance Benefits any required Federal, state, and local income and employment tax withholding. In addition, the Employer reserves the right to make deductions for any monies owed to the Employer or the Company by the Participant or the value of any Employer or Company property that the Participant has retained in his or her possession after his or her Separation from Service.
Section V.4Recoupment of Severance Benefits; Offset. Notwithstanding any other provision of the Plan to the contrary, if the Committee or the Plan Administrator determines at any time, including after the Participant’s Separation from Service Date, that a Participant:
(a)engaged in conduct that constituted Cause at any time prior to the Participant’s Separation from Service Date;
(b)breached any term of the Release;
(c)breached any term of an applicable restrictive covenant; or
(d)violated any material provision of the Plan,
▪then all Severance Benefits payable to the Participant shall immediately cease or be forfeited, and the Participant shall be required to return any Severance Benefits paid to the Participant prior to such determination, to the extent permitted by applicable law. If the Plan Administrator notifies a Participant that repayment of all or any portion of the Severance Benefits received under the Plan is required, such amounts shall be repaid within thirty (30) calendar days after the date the written notice is sent. In the event the Company takes legal action against the Participant to recover Severance Benefits the Participant is required to return, the Company shall also be entitled to recover its reasonable attorneys’ fees and costs

Exhibit 10.1
for such legal action to the extent it prevails in the action. Any remedy under this Section 5.04 shall be in addition to, and not in place of, any other remedy, including injunctive relief or recoupment under the Compensation Recovery Policy, that the Company or any Affiliated Company may have. In addition, if the Plan Administrator determines a Participant is required to repay compensation to the Company pursuant to the Compensation Recovery Policy, then Severance Benefit payments can be used to offset such repayment, to the extent permitted by law.
Section V.5Death of Participant. In the event of the Participant’s death prior to the completion of a Cash Severance payment, the payment shall be paid to the beneficiary or beneficiaries designated by the Participant in accordance with procedures established by the Plan Administrator or if none, to the Participant’s estate in a lump sum within thirty (30) days following the date of the Participant’s death.
Section V.6Payments to Incompetent Persons. Any benefit payable to or for the benefit of an incompetent person, a minor, or other person incapable of receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Employer, the Committee, the Plan Administrator and all other parties with respect thereto.
Section V.7Lost Payees. A benefit shall be deemed forfeited if the Plan Administrator is unable to locate a Participant to whom a Severance Benefit is due. Such Severance Benefit shall be reinstated if application is made by the Participant for the forfeited Severance Benefit while the Plan is in operation.
ARTICLE VI
THE PLAN ADMINISTRATOR
Section VI.1Authority. The Plan Administrator shall administer the Plan on the basis of information supplied to it by the Company, the Employers and the Committee. The Plan Administrator, subject to the direction of the Committee, shall have the full power, authority and discretion to:
(a)construe, interpret and administer the Plan;
(b) make factual determinations and correct deficiencies herein (and in any other document used to implement the Plan)
(c) supply omissions herein (and in any other document used to implement the Plan); and
(d)adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.
Section VI.2Records, Reporting and Disclosure. The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Committee, the Company and to each Participant for examination during business hours, except that a Participant shall examine only such records as pertain exclusively to the examining Participant or to which the Participant has rights to review under ERISA. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the

Exhibit 10.1
Employer, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).
Section VI.3Discretion; Decisions Binding. Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee, the Plan Administrator, or their delegees shall be made in each of their respective sole discretion, not in any fiduciary capacity (unless otherwise required by law) and need not be uniformly applied to similarly situated individuals and such decisions, actions or interpretations shall be final, binding and conclusive upon Participants, their beneficiaries and any other persons having or claiming an interest under the Plan on the Participant’s behalf. As a condition of participating in the Plan, the Participant acknowledges that all decisions and determinations of the Board, the Committee and the Plan Administrator shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the Plan on his or her behalf.
ARTICLE VII
AMENDMENT, TERMINATION AND DURATION
Section VII.1Amendment, Suspension and Termination. The Committee shall have the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant.
Section VII.2Impact on Benefits. Notwithstanding Section 7.01, no such amendment, suspension or termination may cause the cessation or the reduction of Severance Benefits already approved for a Participant who has executed a Release and met all the other requirements to receive Severance Benefits under the Plan as of the date of such amendment, suspension, or termination. In addition, no such amendment, suspension or termination shall give the Company the right to recover any amount paid to a Participant prior to the date of such amendment.
ARTICLE VIII
CLAIMS PROCEDURES
Section VIII.1Initial Claim. A Participant or his or her beneficiary (or a person who in good faith believes he or she is a Participant or beneficiary, i.e., a “claimant”) who believes he or she has been wrongly denied Severance Benefits under the Plan may file a written claim for benefits with the Plan Administrator. Although no particular form of written claim is required, no such claim shall be considered unless it provides a reasonably coherent explanation of the claimant’s position.
Section VIII.2Decision on Initial Claim. The Plan Administrator shall approve or deny the claim in writing within sixty (60) days of receipt, provided that such sixty (60) day period may be extended an additional sixty (60) days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the claimant prior to the end of the initial sixty (60) day period. The notice advising of the denial shall specify the following:
(a)the reason or reasons for denial;
(b)the specific Plan provisions on which the determination was based;
(c)any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is needed; and

Exhibit 10.1
(d)the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
Section VIII.3Appeal of Denied Claim. If a claimant wishes to submit a request for a review of the denied claim, then the claimant shall make such appeal by filing a notice of appeal of the denial with the Committee within sixty (60) calendar days of the receipt of the denied claim. Such notice shall be made in writing and shall set forth all facts upon which the appeal is based. Appeals not timely filed shall be barred.
Section VIII.4Decision on Appeal. The Committee shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial or approval of benefits, and such other facts and circumstances as the Committee shall deem relevant. The Committee shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefor. The determination shall be made and provided to the claimant within sixty (60) days of the claimant’s request for review, unless the Committee determines that special circumstances require an extension of time for processing the claim. In such case, the Committee shall notify the claimant of the need for an extension of time to render its decision prior to the end of the initial sixty (60) day period, and the Committee shall have an additional sixty (60) day period to make its determination. The determination so rendered shall be binding upon all parties. If the determination is adverse to the claimant, the notice shall provide:
(a)the reason or reasons for denial;
(b)the specific Plan provisions on which the determination was based;
(c)a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and
(d)a statement that the claimant has the right to bring an action under section 502(a) of ERISA.
Section VIII.5Legal Proceedings. The Plan shall be construed and enforced according to the laws of the State of Michigan to the extent not superseded by Federal law. The exclusive venue for any legal action or proceeding with respect to this Plan or any Severance Benefit, or for recognition and enforcement of any judgment in respect of this Plan or any Severance Benefit, shall be a court sitting in Oakland County, Michigan. Any legal action or proceeding may only be heard in a “bench trial,” and any part to such action or proceeding shall agree to waive its right to a jury trial. In consideration for the eligibility to receive Severance Benefits hereunder, each Eligible Employee, unless he or she affirmatively declines such eligibility under the Plan in writing to the Plan Administrator within thirty (30) days after first receiving notification of such eligibility, hereby:
(a)consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding;
(b)waives his or her right to a jury trial in any such suit, action or proceeding;
(c)waives any objection which he or she may have to the laying of venue of any such suit, action or proceeding in any such court;

Exhibit 10.1
(d)consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions Section 9.02; and
(e)agrees that a legal proceeding may only be brought after the administrative claim and appeals procedures in this Article VIII have been exhausted, and then only within 365 days after notice of an adverse determination under Section 8.04.
ARTICLE IX
MISCELLANEOUS
Section IX.1Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he may expect to receive, contingently or otherwise, under the Plan.
Section IX.2Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by nationally recognized overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Plan Administrator.
Section IX.3Successors. Any successor to the Company shall assume the obligations under the Plan.

Section IX.4Non-Duplication of Benefits. Notwithstanding anything to the contrary in this Plan:
(a)Award Agreement. If a Participant’s award agreement relating to an equity-based award is more favorable to the Participant than the Plan’s treatment of such award, then the terms of such award agreement shall control.
(b)Transitional Income Plan. If, as of a Participant’s Separation from Service Date, the Participant is eligible to receive Cash Severance under the Plan and cash severance benefits under the TIP, then the Participant shall only receive the Cash Severance under the Plan. In no event shall a Participant be entitled to receive both the Cash Severance under the Plan and cash severance benefits under the TIP.
(c)Change of Control Employment Agreement. If, as of a Participant’s Separation from Service Date, the Participant is eligible to receive Severance Benefits under the Plan and similar benefits pursuant to a Change of Control Employment Agreement, then the Participant shall receive either the Severance Benefits under the Plan or the benefits under such Change of Control Employment Agreement, whichever would result in the provision of greater benefits to the Participant, as determined by the Plan Administrator in its sole and absolute discretion. In no

Exhibit 10.1
event shall a Participant be entitled to receive both the Severance Benefits under the Plan and similar benefits under a Change of Control Employment Agreement.
(d)Employment Agreement. If, as of a Participant’s Separation from Service Date, the Participant is eligible to receive Severance Benefits under the Plan and similar benefits pursuant to an Employment Agreement, then the Participant shall receive either the Severance Benefits under the Plan or the benefits under the Employment Agreement, whichever would result in the provision of greater benefits to the Participant, as determined by the Plan Administrator in its sole and absolute discretion. In no event shall a Participant be entitled to receive both the Severance Benefits under the Plan and similar benefits under an Employment Agreement.
(e)Reduction for Statutory Severance Benefits. If a Participant becomes eligible to receive Cash Severance under the Plan, and the Company or any Affiliated Company is also obligated by statute, regulation or other applicable law to pay to the Participant severance pay, a termination indemnity, notice pay or similar statutorily required amounts (“Statutory Severance”), or to provide advance notice of separation to the Participant (a “Statutory Notice Period”), then the amount of Cash Severance payable to the Participant shall be reduced by the amount of any Statutory Severance or the amount of compensation received during the Statutory Notice Period except to the extent such reduction would not comply with Code Section 409A or other applicable law.
Section IX.5No Mitigation. Except as otherwise provided herein, Participants shall not be required to mitigate the amount of any Severance Benefit provided for in the Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except if the Participant is re-employed by Company or any Affiliated Company, in which case any otherwise payable Severance Benefits shall cease and be forfeited.
Section IX.6No Contract of Employment. Nothing in the Plan shall be construed as giving any Employee the right to be retained in the service of the Company, and all Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
Section IX.7Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and such provision shall be amended to the minimum extent needed to be valid

Exhibit 10.1
and enforceable, or if such amendment is not permitted by applicable law, then the Plan shall be construed and enforced as if such provisions had not been included.
Section IX.8Heirs, Assigns, and Personal Representatives. The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.
Section IX.9Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
Section IX.10Gender and Number. Where the context admits words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.
Section IX.11Unfunded Plan. No Participant shall have any interest in any fund or in any specific asset or assets of the Employer by reason of participation in the Plan. It is intended that the Employer has merely a contractual obligation to make payments when due hereunder and it is not intended that the Employer hold any funds in reserve or trust to secure payments hereunder.
Section IX.12Non-U.S. Participation. To the extent an Eligible Employee is located outside of the U.S., the Plan Administrator may, in its sole and absolute discretion, make such changes to the terms and conditions of the Plan as it deems necessary and appropriate to comply with or reflect local law requirements that apply to such Eligible Employee.

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Exhibit 10.1
IN WITNESS WHEREOF, the undersigned, officer of the Company, has executed this BorgWarner Inc. Executive Severance Plan pursuant to the Committee’s proper delegation, approval, and authorization.

BORGWARNER INC.

By: _________________________________
Tania Wingfield
Executive Vice President and
Chief Human Resources Officer

Date: ________________________________

[Signature Page to BorgWarner Inc. Executive Severance Plan 2024]